Exhibit 99


          Littlefield Corporation Announces Eighth Consecutive Quarter
                       of Substantially Improved Earnings


     AUSTIN, Texas--(BUSINESS WIRE)--April 18, 2006--Littlefield Corporation (OTCBB:LTFD) today announced earnings for the first quarter of 2006. These results are also the YTD results as this is the first quarter of the year.
     Results were substantially improved when compared to Q1-2005. This is the eighth consecutive quarter of substantially improved operating earnings.
     There were no significant extraordinary or non-recurring expenses during Q1-2006. Legal fees were very low during the quarter.

     Highlights for the quarter are as follows:


     1. Earnings per share were $0.0654 as compared to $0.0151 in Q1-2005. This is a 335% improvement. In addition, outstanding shares increased by 408,788 or 5%.

     2.   Net income improved by $453,802 (356%) to $581,389.

     3. Littlefield Entertainment (bingo) had Q1-2006 earnings of $1,107,874, an increase of $398,062 or 56%. Texas increased by 77%. South Carolina increased by 56% and Alabama increased by 26%.

     4. Revenue increased by $429,517 or 17% with Littlefield Entertainment delivering a 21% increase and Littlefield Hospitality providing a 10% increase.

     5.   EBITDA increased by 87% or $381,128 to $818,291.

     The following report is based upon accounts that have not yet been reviewed by the Company's auditors. Any modifications as a result of that review will be highlighted in the Company's 10-QSB filing, and, if material, will be addressed in a subsequent press release.


REVENUE:
--------

                         Q1-2006     Q1-2005    Variance    % Change
                       ----------- ----------- ----------- -----------
LTFD Corporation       $2,919,234  $2,489,717    $429,517          17%
Entertainment           2,172,319   1,799,697     372,622          21%
Hospitality               700,845     637,315      63,530          10%

     This is a meaningful increase in revenue and continues a trend which has asserted itself for the preceding seven quarters.

     The trend of revenue increases has been as follows:


TREND OF REVENUE  Q1-   Q2-   Q3-   Q4-   Q1-   Q2-   Q3-   Q4-   Q1-
INCREASES        2004  2004  2004  2004  2005  2005  2005  2005  2006
---------------- ----- ----- ----- ----- ----- ----- ----- ----- -----
LTFD Corp         (6%)  (2%)    1%    9%   11%   10%   20%   17%   17%
Entertainment     (6%)    1%   15%   11%   10%    5%  (1%)   14%   21%
Hospitality       (6%)  (8%) (29%)    6%    5%   19%   90%   19%   10%

     This overview of the trend of revenue increases is most meaningful when comparing the applicable quarter to the two years earlier. In addition, it shows a solid trend when compared to the immediately preceding quarter.


NET INCOME
----------

                         Q1-2006     Q1-2005    Variance    % Change
                       ----------- ----------- ----------- -----------
LTFD Corporation         $581,389    $127,587    $453,802         356%
Entertainment           1,107,874     709,812     398,062          56%
Hospitality              (240,172)   (241,708)      1,536           1%

     Net income increased by 356% which is a very significant increase. This was accomplished by solid revenue increases across the board in entertainment (bingo) while holding expenses firm and reducing corporate overhead. Over 20% of the improvement is attributable to the improvement in legal fees during the quarter. Hospitality's performance was consistent with the seasonality of that industry but is still disappointing. Last year significant increases were made and we look for better performance in the balance of the year.


EBITDA:
-------

EBITDA for Q1-2006 is derived as follows:

QUARTERLY                       LTFD Corp  Entertainment  Hospitality
------------------------------ ----------- ------------- -------------
Net Income                       $581,539    $1,107,874     ($240,172)
Interest, Taxes, Depreciation,
 Amortization                     236,902       107,728        62,091
EBITDA                           $818,291    $1,214,952     ($178,081)


                         Q1-2006     Q1-2005    Variance    % Change
                       ----------- ----------- ----------- -----------
LTFD Corporation         $818,291    $437,163    $381,128          87%
Entertainment           1,214,952     875,939     339,013          39%
Hospitality              (178,081)   (150,111)    (27,970)       (19%)

     EBITDA, which is a rough measure of the Company's ability to generate cash flow from operations, increased by 87% or $381,128. The performance of Hospitality was the result primarily of a reduction in the comparative lower interest payments as these acquisitions have now been paid for in full. Hospitality EBITDA would have been identical to last year but for this reduction in interest attributable to the repayment of the acquisition debt.


CORPORATE OVERHEAD:
-------------------

                           2006        2005      Variance   % Change
                        ----------- ----------- ---------- -----------
1st QUARTER, YTD          $274,436    $360,254    $85,818          24%

     Legal fees were $100,000 lower in Q1-2006 when compared to the earlier quarter. There are only two significant legal issues currently in litigation and the savings in legal fees should continue to be realized.


EARNINGS PER SHARE
------------------

                             2006       2005      Variance  % Change
                           ---------- ---------- ---------- ----------
Q1-2006 and YTD Earnings    $581,389   $127,587   $453,802        356%
Shares Outstanding         8,884,244  8,475,456    408,788          5%
Quarterly EPS                $0.0654    $0.0151     $0.050        335%

     Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:


     "The results for the Quarter were good, very good! Congratulations to all who contributed to this excellent performance. It is also very gratifying in an odd way as there is still much more to be done and there is every reason to believe we will continue to improve in an equally dramatic fashion. This was the result of a gradual improvement in a lot of different areas.

     The improvement in Entertainment (bingo) is across the board and for the first time showcases the contribution of individual units added in the past and the impact of recent acquisitions. In addition, there is some small detectable leavening of the normal seasonality of the bingo business during the first quarter. This may be the result of a generally more robust national economy.

     The performance of Hospitality is consistent with its seasonality of the industry and the balance of the year looks very promising. We look forward to another good year in Hospitality but the first quarter continues to be one in which the inherent seasonality of the industry frustrates our expectations.

     It is important to note that there is no 'master stroke' which has created this improvement in performance but rather it is the result of a great number of collective individual improvements which are therefore not at particular risk to be reversed and will become structural with the passage of just a bit more time. We continue to have significant opportunities to similarly improve performance in the future.

     We have changed the date of the conference call to tomorrow. Please write, e-mail or call with questions."

     Earnings will be discussed in a conference call on Wednesday, April 19, 2006, at 11:00 AM CDT. Interested parties may participate by calling 877-407-6177 and requesting the Littlefield Corporation First Quarter 2006 Earnings Conference Call. THIS IS A NEW TIME FOR THE CONFERENCE CALL.

     Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.

     In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.


     CONTACT: Littlefield Corporation, Austin
              Cecil Whitmore, 512-476-5141
              fax: 512-476-5680
              cwhitmore@littlefield.com